As filed with the Securities and Exchange Commission on December 5, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Foster Wheeler Ltd.

(Exact name of registrant as specified in its charter)

Bermuda*	22-3802649
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Perryville Corporate Park
Clinton, New Jersey 08809-4000
Telephone: (908) 730-4000
Facsimile: (908) 730-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

*                 Maintains its registered offices at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda, and its principal executive offices at Perryville Corporate Park, Clinton, New Jersey 08809-4000

Peter J. Ganz
Executive Vice President, General Counsel and Secretary
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Telephone: (908) 730-4000
Facsimile: (908) 730-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Tracy Kimmel
Adam M. Freiman
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares	609,557	$22.66	$13,809,514	$543

(1)               Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder represent the unsold securities that may still be issued under the Registration Statement on Form S-3ASR filed by the Registrant with the Securities and Exchange Commission on December 28, 2005 (File No. 333-130720) (the “Prior Registration Statement”).  This registration statement is a replacement registration statement for the Prior Registration Statement pursuant to Rule 415(a)(6) under the Securities Act.

(2)               Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers such indeterminate number of additional common shares as may be offered and issued upon exercise of the Registrant’s warrants to prevent dilution resulting from any equity restructuring or change in capitalization of the Registrant.

(3)               Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, and based upon the average of the high and low sales prices of common shares on December 3, 2008, as reported on the NASDAQ Global Select Market.

PROSPECTUS

Foster Wheeler Ltd.

Up to 609,557 Common Shares

This prospectus relates to up to 609,557 common shares to be offered by Foster Wheeler Ltd. from time to time upon the exercise of up to 180,974 of its Class A warrants described in this prospectus, and such indeterminate number of additional common shares that may be issuable by reason of the anti-dilution provisions contained in the warrant agreement described in this prospectus.

Each Class A warrant, upon the circumstances described in this prospectus, entitles its owner to purchase 3.3682 common shares at a price of $4.689 per common share issuable thereunder. The aggregate number of common shares issuable upon the exercise of Class A warrants is 609,557, subject to the anti-dilution provisions contained in the warrant agreement.

The Class A warrants are currently exercisable and, subject to extension as described in this prospectus, must be exercised on or before September 24, 2009.

Our common shares and Class A warrants are quoted on the NASDAQ Global Select Market under the symbols “FWLT” and “FWLTW,” respectively.  On December 3, 2008, the closing prices for each common share and Class A warrant were $23.16 and $61.00, respectively.

For a discussion of factors you should consider before you decide to exercise your warrants, see “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2008

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. No person has been authorized to give any information or make any representations other than the information and those representations contained or incorporated by reference in this prospectus. You should not assume that the information provided by this prospectus or the documents incorporated by reference herein is accurate as of any date other than the date of this prospectus or the incorporated documents, regardless of the date you receive them.

Neither us nor any of our directors, officers or employees makes any recommendation to any holder of a warrant as to whether to exercise all or any warrants.  Each holder of a warrant must make his or her own decision as to whether to exercise warrants and, if so, how many warrants to exercise.

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SUMMARY

This summary represents a summary of all material terms of the offering and highlights selected information described in greater detail elsewhere or incorporated by reference in this prospectus. You should carefully read this entire prospectus, including the risk factors beginning on page 4, and the documents incorporated by reference in this prospectus to fully understand the offering and our business, results of operations and financial condition. Except as the context otherwise requires, the terms “we,” “us,” “our,” and “Foster Wheeler,” as used in this prospectus, refer to Foster Wheeler Ltd. and its direct and indirect subsidiaries on a consolidated basis.

On January 22, 2008, we effected a two-for-one stock split of our common shares in the form of a stock dividend to common shareholders of record at the close of business on January 8, 2008 in the ratio of one additional Foster Wheeler Ltd. common share in respect of each common share outstanding.  All references to share capital, the number of shares, stock options, restricted awards, per share amounts, cash dividends, and any other reference to shares in this prospectus, unless otherwise noted, have been adjusted to reflect the stock split on a retroactive basis.

Foster Wheeler Ltd.

We are a Bermuda company and were incorporated on December 20, 2000. We do not have any assets or conduct any business except through our ownership of our subsidiaries. The executive offices of Foster Wheeler Ltd. are c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000, Attention: Office of the Secretary, and its telephone number is (908) 730-4000.

Our Business

We operate through two business groups: our Global Engineering and Construction Group, which we refer to as our Global E&C Group, and our Global Power Group.

Our Global E&C Group, which operates worldwide, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas-to-liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation and distribution facilities, and gasification facilities.  Our Global E&C Group is also involved in the design of facilities in new or developing market sectors, including carbon capture and storage, solid fuel-fired integrated gasification combined-cycle power plants, coal-to-liquids, coal-to-chemicals and biofuels. Our Global E&C Group generates revenues from engineering, procurement and construction activities pursuant to contracts spanning up to approximately four years in duration and from returns on its equity investments in various power production facilities.

Our Global E&C Group provides the following services:

•                  Design, engineering, project management, construction and construction management services, including the procurement of equipment, materials and services from third-party suppliers and contractors.

•                  Environmental remediation services, together with related technical, engineering, design and regulatory services.

•                  Development, engineering, procurement, construction, ownership and operation of power generation facilities, from conventional and renewable sources, and waste-to-energy facilities in Europe.

Our Global Power Group designs, manufactures and erects steam generating and auxiliary equipment for electric power generating stations and industrial facilities worldwide and owns and/or operates several cogeneration, independent power production and waste-to-energy facilities, as well as power generation facilities for the process and petrochemical industries.  Our Global Power Group generates revenues from engineering activities, equipment supply, construction contracts, operating and maintenance agreements, royalties from licensing its technology, and from returns on its investments in various power production facilities.

Our Global Power Group’s steam generating equipment includes a full range of technologies, offering independent power producers, utilities and industrial clients high-value technology solutions for converting a wide range of fuels, such as coal, petroleum coke, oil, gas, biomass and municipal solid waste, into steam, which can be used for power generation, district heating and in industrial processes.

Our Global Power Group offers several other products and services related to steam generators:

•                  Design, manufacture and installation of auxiliary equipment, which includes feedwater heaters, steam condensers and heat-recovery equipment.

•                  A full line of new and retrofit nitrogen-oxide, or NOx, reduction systems such as selective non-catalytic and catalytic NOx reduction systems as well as complete low NOx combustion systems.

•                  A broad range of steam generator site services, including construction and erection services, engineering, plant upgrading and life extensions.

•                  Research, analysis and experimental work in fluid dynamics, heat transfer, combustion, fuel technology, materials engineering and solid mechanics.

The Equity-for-Debt Exchange Offer

The Class A warrants were issued on September 24, 2004, in an equity-for-debt exchange offer. In that exchange offer, we exchanged: (1) Foster Wheeler’s common shares, Series B convertible preferred shares, or the preferred shares, and warrants to purchase common shares for $134.9 million 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I (liquidation amount $25 per trust security), or the trust securities, including accrued dividends; (2) Foster Wheeler’s common shares and preferred shares for $206.9 million 6.50% Convertible Subordinated Notes due 2007 issued by Foster Wheeler Ltd., or the convertible notes; (3) Foster Wheeler’s common shares and preferred shares for $93.7 million outstanding Series 1999 C Bonds and Series 1999 D Bonds (as defined in the Second Amended and Restated Mortgage, Security Agreement, and Indenture of Trust dated as of October 15, 1999 from Village of Robbins, Cook County, Illinois to SunTrust Bank, Central Florida, National Association, as Trustee), or the Robbins bonds; and (4) Foster Wheeler’s common shares and preferred shares and $141.4 million of 10.359% senior secured notes due 2011, Series A of Foster Wheeler LLC for $188.6 million 6.75% Senior Notes due 2005 of Foster Wheeler LLC, or the 2005 notes. During our subsequent offering period we exchanged a further $72,500 of trust securities; $25,355 of Robbins bonds; and $45,000 of 2005 notes.

Terms of the Warrants

Each Class A warrant, upon the circumstances described in this prospectus, entitles its owner to purchase 3.3682 common shares for $4.689 per common share issuable thereunder. The aggregate number of common shares issuable upon the exercise of Class A warrants is 609,557. Foster Wheeler Ltd. has a sufficient number of authorized common shares available to satisfy the exercise of the warrants, and will, for so long as the warrants are or may become exercisable for common shares, reserve a sufficient number of common shares to cover the exercise of all warrants issued in, and in connection with, the equity-for-debt exchange offer. Foster Wheeler agreed to file the registration statement of which this prospectus is a part to cover the issuance of the common shares upon exercise of the warrants.

The Class A warrants are currently exercisable and, subject to extension as described in this prospectus, must be exercised on or before September 24, 2009.

You should read the information set forth under the caption “Description of the Warrants” for more information.

Registrar and Transfer Agent

Mellon Investor Services LLC serves as registrar and transfer agent of Foster Wheeler Ltd. in the United States.

Warrant Agent

Mellon Investor Services LLC has been appointed as the warrant agent under the warrant agreement governing the warrants.

RISK FACTORS

Before deciding whether to invest in our securities you should carefully read the following risk factors and the other information included and incorporated in this prospectus.

Risk Factors Relating to Shares

We cannot predict the price at which our common shares will trade.

As of November 21, 2008, we had preferred shares issued and outstanding that are convertible into approximately 141,363 common shares.  We also had warrants to purchase up to 609,557 common shares outstanding as of November 21, 2008.  In addition, we had outstanding options that are exercisable for up to approximately 3,105,176 common shares as of November 21, 2008.  The issuance of common shares upon the conversion of preferred shares and exercise of the warrants and options could depress the price of our common shares if holders of a large number of common shares attempt to sell all or a substantial portion of their holdings. There are no agreements or other restrictions that prevent the sale of a large number of our preferred shares, common shares or warrants.  We expect that all of our issued and outstanding common shares, including upon conversion of the preferred shares and exercise of the warrants, will, in general, be freely tradeable under U.S. securities laws.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

Foster Wheeler Ltd. is a Bermuda exempted company.  As a result, the rights of our shareholders are governed by Bermuda law and by our memorandum of association and bye-laws.  The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions.  A substantial portion of our assets are located outside the United States.  It may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us or our directors based on the civil liability provisions of the U.S. securities laws.  Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, under the securities laws of those jurisdictions or entertain actions in Bermuda under the securities laws of other jurisdictions.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors.  The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director.  This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

If you acquire 10% or more of the total combined voting power of our common shares, controlled foreign corporation rules may apply to you.

Under U.S. federal income tax law, each “United States shareholder” of a foreign corporation that is a “controlled foreign corporation,” or CFC, for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. For these purposes, any U.S. person who owns, directly, or indirectly through a foreign entity or through applicable constructive ownership rules, 10% or more of the total combined voting power of all classes of stock of a foreign corporation entitled to vote will be considered to be a “United States shareholder.” In general, we will be treated as a CFC only if such “United States shareholders” collectively own more than 50% of the total combined voting power or total value of our stock. U.S. persons who might, directly, or indirectly through a foreign entity or through applicable constructive ownership rules, acquire or be deemed to acquire 10% or more of the voting power of our common shares should consider the possible application to them of the CFC rules.

Risk Factors Relating to Our Business (amounts in thousands of dollars)

Risks Related to Our Operations

Our current and future lump-sum or fixed-price contracts and other shared risk contracts may result in significant losses if costs are greater than anticipated.

Some of our contracts are fixed-price contracts and other shared-risk contracts that are inherently risky because we agree to the selling price of the project at the time we enter into the contract.  The selling price is based on estimates of the ultimate cost of the contract and we assume substantially all of the risks associated with completing the project, as well as the post-completion warranty obligations.  Certain of these contracts are lump-sum turnkey projects where we are responsible for all aspects of the work from engineering through construction, as well as commissioning, all for a fixed selling price.  As of September 26, 2008, our backlog included $1,751,200 attributable to lump-sum turnkey and other fixed-price contracts, which represented 24% of our total backlog.

In addition, we assume the project’s technical risk and associated warranty obligations on all of our contracts and projects, meaning that we must tailor products and systems to satisfy the technical requirements of a project even though, at the time the project is awarded, we may not have previously produced such a product or system.  Warranty obligations can range from re-performance of engineering services to modification or replacement of equipment.  We also assume the risks related to revenue, cost and gross profit realized on such contracts that can vary, sometimes substantially, from the original projections due to changes in a variety of other factors, including but not limited to:

•                  engineering design changes;

•                  unanticipated technical problems with the equipment being supplied or developed by us, which may require that we spend our own money to remedy the problem;

•                  changes in the costs of components, materials or labor;

•                  difficulties in obtaining required governmental permits or approvals;

•                  changes in local laws and regulations;

•                  changes in local labor conditions;

•                  project modifications creating unanticipated costs;

•                  delays caused by local weather conditions; and

•                  our project owners’, suppliers’ or subcontractors’ failure to perform.

These risks may be exacerbated by the length of time between signing a contract and completing the project because most lump-sum or fixed-price projects are long-term.  The term of our contracts can be as long as approximately four years.  In addition, we sometimes bear the risk of delays caused by unexpected conditions or events.  We are subject to penalties if portions of the long-term fixed priced projects are not completed in accordance with agreed-upon time limits.  Therefore, significant losses can result from performing large, long-term projects on a fixed-price or lump-sum basis.  These losses may be material, including in some cases up to or exceeding the full contract value in certain events of non-performance, and could negatively impact our business, financial condition, results of operations and cash flows.

We may increase the size and number of fixed-price or lump-sum turnkey contracts, sometimes in countries where or with clients with whom we have limited previous experience.

We may bid for and enter into such contracts through partnerships or joint ventures with third-parties.  This may increase our ability and willingness to bid for increased numbers of contracts and/or increased size of contracts.  In addition, in some cases, applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture.  Entering into these partnerships or joint ventures will expose us to credit and performance risks of those third-party partners, which could have a negative impact on our business and our results of operations if these parties fail to perform under the arrangements.

Failure by us to successfully defend against claims made against us by project owners, suppliers or project subcontractors, or failure by us to recover adequately on claims made against project owners, suppliers or subcontractors, could materially adversely affect our business, financial condition, results of operations and cash flows.

Our projects generally involve complex design and engineering, significant procurement of equipment and supplies and construction management.  We may encounter difficulties in the design or engineering, equipment and supply delivery, schedule changes and other factors, some of which are beyond our control, that affect our ability to complete the project in accordance with the original delivery schedule or to meet the contractual performance obligations.  In addition, we generally rely on third-party partners, equipment manufacturers and subcontractors to assist us with the completion of our contracts.  As such, claims involving project owners, suppliers and subcontractors may be brought against us and by us in connection with our project contracts.  Claims brought against us include back charges for alleged defective or incomplete work, breaches of warranty and/or late completion of the project work and claims for canceled projects.  The claims and back charges can involve actual damages, as well as contractually agreed upon liquidated sums.  Claims brought by us against project owners include claims for additional costs incurred in excess of current contract provisions arising out of project delays and changes in the previously agreed scope of work.  Claims between us and our suppliers, subcontractors and vendors include claims like any of those described above.  These project claims, if not resolved through negotiation, are often subject to lengthy and expensive litigation or arbitration proceedings.  Charges associated with claims could materially adversely affect our business, financial condition, results of operations and cash flows.  For further information on project claims, please refer to Note 12, “Litigation and Uncertainties,” to the condensed consolidated financial statements in our quarterly report on Form 10-Q for the quarter ended September 26, 2008, filed on November 5, 2008 and incorporated by reference herein.

Projects included in our backlog may be delayed or canceled, which could materially adversely affect our business, financial condition, results of operations and cash flows.

The dollar amount of backlog does not necessarily indicate future earnings related to the performance of that work.  Backlog refers to expected future revenues under signed contracts and legally binding letters of intent that we have determined are likely to be performed.  Backlog represents only business that is considered firm, although cancellations or scope adjustments may and do occur.  Because of changes in project scope and schedule, we cannot predict with certainty when or if backlog will be performed or the associated revenue will be recognized.  In addition, even where a project proceeds as scheduled, it is possible that contracted parties may default and fail to pay amounts owed to us.  Material delays, cancellations or payment defaults could materially adversely affect our business, financial condition, results of operations and cash flows.

Because our operations are concentrated in four particular industries, we may be adversely impacted by economic or other developments in these industries.

We derive a significant amount of revenues from services provided to clients that are concentrated in four industries: oil and gas, oil refining, chemical/petrochemical and power.  These industries historically have been, and will likely continue to be, cyclical in nature.  Consequently, our results of operations have fluctuated, and may continue to fluctuate, depending on the demand for our products and services from these industries.

Unfavorable economic developments in global or regional economic growth rates or other unfavorable developments in one or more of these industries could adversely affect our clients’ investment plans and could materially adversely affect our business, financial condition, results of operations and cash flows.   While our business has not been significantly impacted to date by the global credit market crisis, we believe the possibility exists that credit conditions, as well as a slowdown or recession in global economic growth, could materially adversely affect the industries in which our clients operate and as a result, our business.

Our results of operations and cash flows depend on new contract awards, and the selection process and timing for performing these contracts are not entirely within our control.

A substantial portion of our revenues is derived from new contract awards of projects.  It is difficult to predict whether and when we will receive such awards due to the lengthy and complex bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements, governmental approvals and environmental matters.  We often compete with other general and specialty contractors, both foreign and domestic, including large international contractors and small local contractors.  The strong competition in our markets requires us to maintain skilled personnel and invest in technology, and also puts pressure on our profit margins.  Because of this, we could be prevented from obtaining contracts for which we have bid due to price, greater perceived financial strength and resources of our competitors and/or perceived technology advantages.  Alternatively, we may have to agree to lower prices and margins for contracts that we win or we may lose a bid or decide not to pursue a contract if the profit margins are below our minimum acceptable margins based on our risk assessment of the project conditions.

Our results of operations and cash flows can fluctuate from quarter to quarter depending on the timing of our contract awards.  In addition, certain of these contracts are subject to client financing contingencies and environmental permits, and, as a result, we are subject to the risk that the customer will not be able to secure the necessary financing and approvals for the project, which could result in a delay or cancellation of the proposed project and thereby reduce our revenues and profits.

A failure by us to attract and retain key officers, qualified personnel, joint venture partners, advisors and subcontractors could materially adversely affect our business, financial condition, results of operations and cash flows.

Our ability to attract and retain key officers, qualified engineers and other professional personnel, as well as joint venture partners, advisors and subcontractors, will be an important factor in determining our future success.  The market for these professionals is competitive and we may not be successful in efforts to attract and retain these individuals.  Failure to attract or retain these key officers, professionals, joint venture partners, advisors and subcontractors could materially adversely affect our business, financial condition, results of operations and cash flows.

Our worldwide operations involve risks that may limit or disrupt operations, limit repatriation of cash, increase taxation or otherwise materially adversely affect our business, financial condition, results of operations and cash flows.

We have worldwide operations that are conducted through U.S. and non-U.S. subsidiaries, as well as through agreements with joint venture partners.  Our non-U.S. subsidiaries, which accounted for approximately 75% of our operating revenues and  a majority of our operating cash flows in the fiscal nine months ended September 26, 2008, have operations located in Asia, Australia, Europe, the Middle East, South Africa and South America.  Additionally, we purchase materials and equipment on a worldwide basis and are heavily dependent on unrelated third-party foreign sources for these materials and equipment.  Our worldwide operations are subject to risks that could materially adversely affect our business, financial condition, results of operations and cash flows, including:

•                  uncertain political, legal and economic environments;

•                  potential incompatibility with foreign joint venture partners;

•                  foreign currency controls and fluctuations;

•                  energy prices and availability;

•                  terrorist attacks;

•                  the imposition of additional governmental controls and regulations;

•                  war and civil disturbances;

•                  labor problems; and

•                  interruption or delays in international shipping.

Because of these risks, our worldwide operations and our execution of projects may be limited, or disrupted; our contractual rights may not be enforced fully or at all; our foreign taxation may be increased; or we may be limited in repatriating earnings.  These potential events and liabilities could materially adversely affect our business, financial condition, results of operations and cash flows.

We are subject to anti-bribery laws in the countries in which we operate.  Failure to comply with these laws could result in our becoming subject to penalties and the disruption of our business activities.

Many of the countries in which we transact business have laws that restrict the offer or payment of anything of value to government officials or other persons with the intent of gaining business or favorable government action.  We are subject to these laws in addition to being governed by the U.S. Foreign Corrupt Practices Act restricting these types of activities.  In addition to prohibiting certain bribery-related activity with foreign officials and other persons, these laws provide for recordkeeping and reporting obligations.  Our policies mandate compliance with these anti-bribery laws and we have procedures and controls in place to monitor internal and external compliance.  However, any failure by us, our subcontractors, agents or others who work for us on our behalf to comply with these legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties.  The failure to comply with these legal and regulatory obligations could also result in the disruption of our business activities.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could increase our tax burden and otherwise adversely affect our financial condition, results of operations and cash flows.

A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations.  We continue to assess the impact of various U.S. federal and state legislative proposals, and modifications to existing tax treaties between the United States and foreign countries, that could result in a material increase in our U.S. federal and state taxes.  The U.S. Congress has in the past considered and may in the future consider legislation affecting the tax treatment of U.S. companies that have undertaken certain types of expatriation transactions or companies’ use of or relocation to offshore jurisdictions, including Bermuda, where we are domiciled and a tax resident.  We cannot predict whether any specific legislation will be enacted or the terms of any such legislation.  However, if such proposals were to be enacted, or if modifications were to be made to certain existing treaties, the consequences could have a materially adverse impact on us, including increasing our tax burden, increasing costs of our tax compliance or otherwise adversely affecting our financial condition, results of operations and cash flows.

Our business may be materially adversely impacted by regional, national and/or global requirements to significantly limit or reduce greenhouse gas emissions in the future.

Greenhouse gases that result from human activities, including burning of fossil fuels, have been the focus of increased scientific and political scrutiny and are being subjected to various legal requirements.  International agreements, national laws, state laws and various regulatory schemes limit or otherwise regulate emissions of greenhouse gases, and additional restrictions are under consideration by different governmental entities.  We derive a significant amount of revenues and contract profits from engineering and construction services provided to clients that own and/or operate a wide range of process plants and from the supply of our manufactured equipment to clients that own and/or operate electric power generating plants.  Additionally, we own or partially own plants that generate electricity from burning natural gas or various types of solid fuels.  These plants emit greenhouse gases as part of the process to generate electricity or other products.  Compliance with the existing greenhouse gas regulation may prove costly or difficult.  It is possible that owners and operators of existing or future process plants and electric generating plants could be subject to new or changed environmental regulations that result in significantly limiting or reducing the amounts of greenhouse gas emissions, increasing the cost of emitting such gases or requiring emissions allowances.  The costs of controlling such emissions or obtaining required emissions allowances could be significant.  It also is possible that necessary controls or allowances may not be available.  Such regulations could negatively impact client investments in capital projects in our markets, which could negatively impact the market for our manufactured products and certain of our services, and also could negatively affect the operations and profitability of our own electric power plants.  This could materially adversely affect our business, financial condition, results of operations and cash flows.

We are subject to various environmental laws and regulations in the countries in which we operate. If we fail to comply with these laws and regulations, we may incur significant costs and penalties that could materially adversely affect our business, financial condition, results of operations and cash flows.

Our operations are subject to U.S., European and other laws and regulations governing the generation, management and use of regulated materials, the discharge of materials into the environment, the remediation of environmental contamination, or otherwise relating to environmental protection.  Both our Global E&C Group and our Global Power Group make use of and produce as wastes or byproducts substances that are considered to be hazardous under these environmental laws and regulations.  We may be subject to liabilities for environmental contamination as an owner or operator (or former owner or operator) of a facility or as a generator of hazardous substances without regard to negligence or fault, and we are subject to additional liabilities if we do not comply with applicable laws regulating such hazardous substances, and, in either case, such liabilities can be substantial.   These laws and regulations could expose us to liability arising out of the conduct of current and past operations or conditions, including those associated with formerly owned or operated properties caused by us or others, or for acts by us or others which were in compliance with all applicable laws at the time the acts were performed.  In some cases, we have assumed contractual indemnification obligations for environmental liabilities associated with some formerly owned properties.  The ongoing costs of complying with existing environmental laws and regulations could be substantial.  Additionally, we may be subject to claims alleging personal injury, property damage or natural resource damages as a result of alleged exposure to or contamination by hazardous substances.  Changes in the environmental laws and regulations, remediation obligations, enforcement actions, stricter interpretations of existing requirements, future discovery of contamination or claims for damages to persons, property, natural resources or the environment could result in material costs and liabilities that we currently do not anticipate.

We may lose future business to our competitors and be unable to operate our business profitably if our patents and other intellectual property rights do not adequately protect our proprietary products.

Our success depends significantly on our ability to protect our intellectual property rights to the technologies and know-how used in our proprietary products.  We rely on patent protection, as well as a combination of trade secret, unfair competition and similar laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology.  However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage.  We also rely on unpatented proprietary technology.  We cannot provide assurance that we can meaningfully protect all our rights in our unpatented proprietary technology, or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology.  We also hold licenses from third-parties that are necessary to utilize certain technologies used in the design and manufacturing of some of our products.  The loss of such licenses would prevent us from manufacturing and selling these products, which could harm our business.

We rely on our information systems in our operations. Failure to protect these systems against security breaches could adversely affect our business and results of operations.  Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

The efficient operation of our business is dependent on computer hardware and software systems.  Information systems are vulnerable to internal and external security breaches including by computer hackers and cyber terrorists.  The unavailability of the information systems, the failure of these systems to perform as anticipated for any reason or any significant breach of security could disrupt our business and could result in decreased performance and increased overhead costs, causing our business and results of operations to suffer.

Risks Related to Asbestos Claims

The number and cost of our current and future asbestos claims in the United States could be substantially higher than we have estimated and the timing of payment of claims could be sooner than we have estimated, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Some of our subsidiaries are named as defendants in numerous lawsuits and out-of-court administrative claims pending in the United States in which the plaintiffs claim damages for alleged bodily injury or death arising from exposure to asbestos in connection with work performed, or heat exchange devices assembled, installed and/or sold, by our subsidiaries.  We expect these subsidiaries to be named as defendants in similar suits and that claims will be brought in the future.  For purposes of our financial statements, we have estimated the indemnity and defense costs to be incurred in resolving pending and forecasted domestic claims through the fiscal third quarter of 2023.  Although we believe our estimates are reasonable, the actual number of future claims brought against us and the cost of resolving these claims could be substantially higher than our estimates.  Some of the factors that may result in the costs of asbestos claims being higher than our current estimates include:

•                  the rate at which new claims are filed;

•                  the number of new claimants;

•                  changes in the mix of diseases alleged to be suffered by the claimants, such as type of cancer, asbestosis or other illness;

•                  increases in legal fees or other defense costs associated with asbestos claims;

•                  increases in indemnity payments;

•                  decreases in the proportion of claims dismissed with zero indemnity payments;

•                  indemnity payments being required to be made sooner than expected;

•                  bankruptcies of other asbestos defendants, causing a reduction in the number of available solvent defendants and thereby increasing the number of claims and the size of demands against our subsidiaries;

•                  adverse jury verdicts requiring us to pay damages in amounts greater than we expect to pay in settlements;

•                  changes in legislative or judicial standards that make successful defense of claims against our subsidiaries more difficult; or

•                  enactment of federal legislation requiring us to contribute amounts to a national settlement trust in excess of our expected net liability, after insurance, in the tort system.

The total liability recorded on our condensed consolidated balance sheet as of September 26, 2008 is based on estimated indemnity and defense costs expected to be incurred through the fiscal third quarter of 2023.  We believe that it is likely that there will be new claims filed after the fiscal third quarter of 2023, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate the indemnity and defense costs that might be incurred after the fiscal third quarter of 2023.  Our forecast contemplates that the number of new claims requiring indemnity will decline from year to year.  If future claims fail to decline as we expect, our aggregate liability for asbestos claims will be higher than estimated.

Since year-end 2004, we have worked with Analysis Research Planning Corporation, or ARPC, nationally recognized consultants in projecting asbestos liabilities, to estimate the amount of asbestos-related indemnity and defense costs.  ARPC reviews our asbestos indemnity payments, defense costs and claims activity and compares them to our 15-year forecast prepared at the previous year-end.  Based on its review, ARPC may recommend that the assumptions used to estimate our future asbestos liability be updated, as appropriate.

Our forecast of the number of future claims is based, in part, on a regression model, which employs the statistical analysis of our historical claims data to generate a trend line for future claims and, in part, on an analysis of future disease incidence.  Although we believe this forecast method is reasonable, other forecast methods that attempt to estimate the population of living persons who could claim they were exposed to asbestos at worksites where our subsidiaries performed work or sold equipment could also be used and might project higher numbers of future claims than our forecast.

The actual number of future claims, the mix of disease types and the amounts of indemnity and defense costs may exceed our current estimates.  We update our forecasts at least annually to take into consideration recent claims experience and other developments, such as legislation and litigation outcomes, that may affect our estimates of future asbestos-related costs.  The announcement of increases to asbestos liabilities as a result of revised forecasts, adverse jury verdicts or other negative developments involving asbestos litigation or insurance recoveries may cause the value or trading prices of our securities to decrease significantly.  These negative developments could also negatively impact our liquidity, cause us to default under covenants in our indebtedness, cause our credit ratings to be downgraded, restrict our access to capital markets or otherwise materially adversely affect our business, financial condition, results of operations and cash flows.

The adequacy and timing of insurance recoveries of our asbestos-related costs in the United States is uncertain.  The failure to obtain insurance recoveries could materially adversely affect our business, financial condition, results of operations and cash flows.

Although we believe that a significant portion of our subsidiaries’ liability and defense costs for asbestos claims will be covered by insurance, the adequacy and timing of insurance recoveries is uncertain.  Since year-end 2005, we have worked with Peterson Risk Consulting, nationally recognized experts in the estimation of insurance recoveries, to annually review our estimate of the value of the settled insurance asset and assist in the estimation of our unsettled asbestos-related insurance asset.

The asset recorded on our condensed consolidated balance sheet as of September 26, 2008 represents our best estimate of settled and probable future insurance settlements relating to our U.S. liability for pending and estimated future asbestos claims through the fiscal third quarter of 2023.  The insurance asset includes an estimate of the amount of recoveries under existing settlements with other insurers.

Certain of our subsidiaries have entered into settlement agreements calling for certain insurers to make lump-sum payments, as well as payments over time, for use by our subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for portions of out-of-pocket costs that we previously have incurred.  We entered into two additional settlements in the fiscal nine months ended September 26, 2008 and we intend to continue to attempt to negotiate additional settlements where achievable on a reasonable basis in order to minimize the amount of future costs that we would be required to fund out of the cash flows generated from our operations.  Unless we settle the remaining unsettled insurance asset at amounts significantly in excess of our current estimates, it is likely that the amount of our insurance settlements will not cover all future asbestos-related costs and we will continue to fund a portion of such future costs, which will reduce our cash flows and our working capital.  Additionally, certain of the settlements with insurance companies during the past several years were for fixed dollar amounts that do not change as the liability changes.  Accordingly, increases in the asbestos liability will not result in an equal increase in the insurance asset.

Our insurance recoveries  may be limited by future insolvencies among our insurers.  We have not assumed recovery in the estimate of our asbestos-related insurance asset from any of our currently insolvent insurers.  Other insurers may become insolvent in the future and our insurers may fail to reimburse amounts owed to us on a timely basis.  If we fail to realize expected insurance recoveries, or experience delays in receiving material amounts from our insurers, our business, financial condition, results of operations and cash flows could be materially adversely affected.

A number of asbestos-related claims have been received by our subsidiaries in the United Kingdom.  To date, these claims have been covered by insurance policies and proceeds from the policies have been paid directly to the plaintiffs.  The timing and amount of asbestos claims that may be made in the future, the financial solvency of the insurers and the amount that may be paid to resolve the claims, are uncertain.  The insurance carriers’ failure to make payments due under the policies could materially adversely affect our business, financial condition, results of operations and cash flows.

Some of our subsidiaries in the United Kingdom have received claims alleging personal injury arising from exposure to asbestos in connection with work performed, or heat exchange devices assembled, installed and/or sold, by our subsidiaries.  We expect these subsidiaries to be named as defendants in additional suits and claims brought in the future.  To date, insurance policies have provided coverage for substantially all of the costs incurred in connection with resolving asbestos claims in the United Kingdom.  In our condensed consolidated balance sheet as of September 26, 2008, we have recorded U.K. asbestos-related insurance recoveries equal to the U.K. asbestos-related liabilities, which are comprised of an estimated liability relating to open (outstanding) claims and an estimated liability relating to future unasserted claims through the fiscal third quarter of 2023.  Our ability to continue to recover under these insurance policies is dependent upon, among other things, the timing and amount of asbestos claims that may be made in the future, the financial solvency of our insurers and the amount that may be paid to resolve the claims.  These factors could significantly limit our insurance recoveries, which could materially adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Liquidity and Capital Resources

We require cash repatriations from our non-U.S. subsidiaries to meet our domestic cash needs related to our asbestos-related and other liabilities and corporate overhead expenses.  Our ability to repatriate funds from our non-U.S. subsidiaries is limited by a number of factors.

As a holding company, we are dependent on cash inflows from our subsidiaries in order to fund our asbestos-related and other liabilities and corporate overhead expenses.  To the extent that our U.S. subsidiaries do not generate enough cash flows to cover our holding company payments and expenses, we are dependent on cash repatriations from our non-U.S. subsidiaries.  There can be no assurance that the forecasted foreign cash repatriation will occur as our non-U.S. subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, to comply with covenants and for other general corporate purposes.  The repatriation of funds may also subject those funds to taxation.  The inability to repatriate cash could negatively impact our business, financial condition, results of operations and cash flows.

Certain of our various debt agreements impose financial covenants, which may prevent us from capitalizing on business opportunities, which could negatively impact our business.

Our senior domestic credit agreement imposes financial covenants on us.  These covenants limit our ability to incur indebtedness, pay dividends or make other distributions, make investments and sell assets.  These limitations may restrict our ability to pursue business opportunities, which could negatively impact our business.

We may have significant working capital requirements, which could negatively impact our business, financial condition, and cash flows.

In some cases, we may require significant amounts of working capital to finance the purchase of materials and in the performance of engineering, construction and other work on certain of our projects before we receive payment from our customers.  In some cases, we are contractually obligated to our customers to fund working capital on our projects.  Increases in working capital requirements could negatively impact our business, financial condition and cash flows.  In addition, we may invest some of our cash in longer-term investment opportunities, including, as described below, the acquisition of other entities or operations, the reduction of certain liabilities such as unfunded pension liabilities and/or repurchases of our outstanding common shares.  To the extent we use cash for such other purposes, the amount of cash available for the working capital needs described above would be reduced.

We may invest in longer-term investment opportunities, such as the acquisition of other entities or operations in the engineering and construction industry or power industry.  Acquisitions of other entities or operations have risks that could materially adversely affect our business, financial condition, results of operations and cash flows.

Since 2007, we have completed two acquisitions and have been exploring other possible acquisitions within the engineering and construction industry to strategically complement or expand on our technical capabilities or access to new market segments.  We have also been exploring possible acquisitions within the power industry to complement our product offering.  The acquisition of companies and assets in the engineering and construction and power industries are subject to substantial risks, including the failure to identify material problems during due diligence, the risk of over-paying for assets and the inability to arrange financing for an acquisition as may be required or desired.  Further, the integration and consolidation of acquisitions requires substantial human, financial and other resources including management time and attention, and ultimately, our acquisitions may not be successfully integrated and our resources may be diverted.  There can be no assurances that we will consummate any such future acquisitions, that any acquisitions we make will perform as expected or that the returns from such acquisitions will support the investment required to acquire them or the capital expenditures needed to develop them.

Risk Factors Related to Our Financial Reporting and Corporate Governance

If we have a material weakness in our internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

Although we had no material weaknesses as of September 26, 2008, we have reported material weaknesses in our internal control over financial reporting in the past.  There can be no assurance that we will avoid a material weakness in the future.  If we have another material weakness in our internal control over financial reporting in the future, it could adversely impact our ability to report our financial results in a timely and accurate manner.

Our use of the percentage-of-completion accounting method could result in a reduction or elimination of previously reported profits.

A substantial portion of our revenues is recognized using the percentage-of-completion method of accounting.  Under this method of accounting, the earnings or losses recognized on individual contracts are based on estimates of contract revenues, costs and profitability. Revisions to estimated revenues and estimated costs can and do result in changes to revenues, costs and profits.  For further information on our revenue recognition methodology, please refer to Note 1, “Summary of Significant Accounting Policies—Revenue Recognition on Long-Term Contracts,” to the condensed consolidated financial statements in our quarterly report on Form 10-Q for the quarter ended September 26, 2008, filed on November 5, 2008 and incorporated by reference herein.

We have anti-takeover provisions in our bye-laws that may discourage a change of control.

Our bye-laws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors.  These provisions provide for:

•                  The board of directors to be divided into three classes serving staggered three-year terms and the current provisions of our bye-laws reserving to the board of directors, not the shareholders, the right to increase the size of the board of directors.  In addition, directors may be removed from office only for cause, by the affirmative vote of the holders of two-thirds of the issued shares generally entitled to vote and vacancies on the board of directors may only be filled by the remaining directors.  These provisions of our bye-laws may delay or limit the ability of a shareholder to obtain majority representation on the board of directors.

•                  Any amendment to the bye-law limiting the removal of directors to be approved by the board of directors and the affirmative vote of the holders of three-quarters of the issued shares entitled to vote at general meetings.

•                  Restrictions on the time period in which directors may be nominated or shareholder proposals may be submitted.  A shareholder notice to nominate an individual for election as a director or a shareholder proposal must be received no less than 120 calendar days prior to the anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting.  To be timely for consideration at the annual meeting of shareholders, a shareholder proposal must be received no less than 45 days prior to the anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting.

•                  The board of directors to determine the powers, preferences and rights of preference shares and to issue preference shares without shareholder approval.

•                  A general prohibition on “business combinations” between Foster Wheeler Ltd. and an “interested member.”  Specifically, “business combinations” between an interested member, which is generally defined as a person or group of persons that owns, directly or indirectly, 20% or more of the issued voting shares of Foster Wheeler Ltd., and Foster Wheeler Ltd. are prohibited for a period of five years after the time the interested member acquires 20% or more of our outstanding voting shares, unless the business combination or the transaction resulting in the person becoming an interested member is approved by the board of directors prior to the date the interested member acquires 20% or more of the outstanding voting shares.

•                  Any matter submitted to the shareholders at a meeting called on the requisition of shareholders holding not less than one-tenth of our paid-up voting shares to be approved by the affirmative vote of all of the shares eligible to vote at such meeting.

These provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many shareholders.  As a result, shareholders may be limited in their ability to obtain a premium for their shares.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward-looking statements that are based on our assumptions, expectations and projections about Foster Wheeler Ltd. and the various industries within which we operate. These include statements regarding our expectations about revenues (including as expressed by our backlog), our liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries.  Such forward-looking statements by their nature involve a degree of risk and uncertainty.  We caution that a variety of factors, including but not limited to the factors described under the heading “Risk Factors” and the following, could cause business conditions and our results to differ materially from what is contained in forward-looking statements:

•                  changes in the rate of economic growth in the United States and other major international economies;

•                  changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries;

•                  changes in the financial condition of our customers;

•                  changes in regulatory environments;

•                  changes in project design or schedules;

•                  contract cancellations;

•                  changes in our estimates of costs to complete projects;

•                  changes in trade, monetary and fiscal policies worldwide;

•                  compliance with laws and regulations relating to our global operations;

•                  currency fluctuations;

•                  war and/or terrorist attacks on facilities either owned by us or where equipment or services are or may be provided by us;

•                  interruptions to shipping lanes or other methods of transit;

•                  outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure;

•                  protection and validity of our patents and other intellectual property rights;

•                  increasing competition by foreign and domestic companies;

•                  compliance with our debt covenants;

•                  recoverability of claims against our customers and others by us and claims by third parties against us; and

•                  changes in estimates used in our critical accounting policies.

Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any additional disclosures we make in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission, which we refer to as the Commission.

USE OF PROCEEDS

The proceeds from the issuance of the common shares upon the exercise of the warrants will be used for general corporate purposes.

DESCRIPTION OF SHARE CAPITAL

The following description of Foster Wheeler Ltd.’s share capital summarizes certain provisions of Foster Wheeler Ltd.’s memorandum of association and bye-laws and a certificate of designation in respect of the preferred shares and of applicable Bermuda law. Such summaries are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of Foster Wheeler Ltd.’s memorandum of association and bye-laws, and the certificate of designation in respect of the preferred shares, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read those exhibits carefully.

General

Foster Wheeler Ltd. is an exempted company incorporated under the Companies Act 1981 of Bermuda on December 20, 2000 and registered with the Registrar of Companies in Bermuda under registration number 29761. Foster Wheeler Ltd.’s registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda. Our agent for service of process in the United States in connection with this offering is Foster Wheeler Inc., Perryville Corporate Park, Clinton, NJ 08809-4000, USA.

Share Capital

As of November 21, 2008, the authorized share capital of Foster Wheeler Ltd. consisted of 296,007,810 common shares, par value US$0.01 per share, and 901,143 preferred shares, par value US$0.01 per share.  400,000 preferred shares are designated in Foster Wheeler Ltd.’s bye-laws as Series A Junior Participating Preferred Shares, 415,928  remain designated by authority of Foster Wheeler Ltd.’s board of directors as Series B convertible preferred shares (liquidation preference $0.01 per preferred share) and 85,215 can, at the discretion of Foster Wheeler Ltd.’s board of directors, be designated as other series of preferred shares.  As of November 21, 2008, there were 133,756,147 common shares issued and outstanding, excluding 3,714,733 common shares issuable upon exercise of options and warrants granted as of November 21, 2008, and excluding 933,053 common shares issuable under restricted share units granted under the Foster Wheeler Ltd. Omnibus Incentive Plan, and approximately 1,087 Series B convertible preferred shares issued and outstanding.  All of the issued and outstanding common shares and preferred shares are fully paid.

Subject to any resolution of the shareholders to the contrary, the board of directors of Foster Wheeler Ltd. is authorized to issue any authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote shares of Foster Wheeler Ltd.

Common Shares

Generally.  Foster Wheeler Ltd.’s common shares, into which the Series B convertible preferred shares are convertible, are quoted on the NASDAQ Global Select Market under the symbol “FWLT.” Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights.

Liquidation Rights.  In the event of the liquidation, dissolution or winding up of Foster Wheeler Ltd., the holders of common shares are entitled to share equally and ratably (with the holders of other shares of Foster Wheeler Ltd., entitling the holders to liquidation rights pro rata with the common shares, including holders of preferred shares) in the assets, if any, remaining after the payment of all of Foster Wheeler Ltd.’s debts and liabilities, subject to any liquidation preference on any outstanding preferred shares.

Voting Rights.  Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by Foster Wheeler Ltd.’s bye-laws, resolutions to be approved by holders of common shares require approval by an affirmative majority of the votes cast at a meeting at which a quorum is present.

The bye-laws of Foster Wheeler Ltd. provide that any variation of the rights attached to the common shares, whether by the amendment, alteration or repeal of the terms of the memorandum of association and bye-laws of Foster Wheeler Ltd. relating to the common shares or resulting from any merger, amalgamation or similar business combination, or otherwise would require the approval of holders of at least three-fourths of the issued and outstanding common shares, voting as a separate class. This approval can be evidenced either by a unanimous consent in writing or by a resolution passed by the requisite majority at a meeting of the holders of the common shares at which a quorum consisting of at least two persons holding or representing one-third of the issued and outstanding common shares is present.

Dividend Rights.  Foster Wheeler Ltd.’s board of directors may declare and pay dividends on the common shares or the preferred shares or make distributions out of contributed surplus from time to time unless there are reasonable grounds for believing Foster Wheeler Ltd. is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. There are no restrictions on Foster Wheeler Ltd.’s ability to transfer funds, other than funds denominated by Bermuda dollars, in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preferred shares. The board of directors may declare that any dividend be paid wholly or partly by the distribution of shares of Foster Wheeler Ltd. and/or specific assets.

Preferred Shares

Generally

Foster Wheeler Ltd.’s board of directors may establish one or more series of preferred shares without any further shareholder approval. The board may fix the number, designations, rights, preferences, limitations and voting rights of such series, provided that such provisions must, at a minimum, (1) entitle the holders of such shares, voting as a class, to elect at least two directors upon certain defaults with respect to the payment of dividends; and (2) require the affirmative approval of holders of at least two-thirds of the issued preferred shares for any amendments to the memorandum of association or bye-laws of Foster Wheeler Ltd. altering materially any provision of such shares. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of Foster Wheeler Ltd.

Terms of the Series B Convertible Preferred Shares

1,014,785 preferred shares were initially designated the “Series B Convertible Preferred Shares” pursuant to a certificate of designation adopted by resolution of the board of directors of Foster Wheeler Ltd. on September 24, 2004 and as of November 21, 2008, 1,087 such shares are issued and outstanding.  As of November 21, 2008, approximately 598,857 preferred shares had been converted into common shares.  Each conversion of a preferred share into common shares reduces the total number authorized preferred shares, and increases the total number of authorized common shares, by one share.  Consequently, as of November 21, 2008, the total number of authorized Series B convertible preferred shares was 415,928 shares.  In this section, and in this prospectus generally, we refer to the Series B convertible preferred shares as the preferred shares.  The material terms of the preferred shares are described below.  The description contained in this section is qualified in its entirety by the certificate of designation relating to the preferred shares which has been filed as an exhibit to the registration statement of which this prospectus is a part. Holders of preferred shares have no pre-emptive, redemption, or sinking fund rights.

Conversion Rights.  The certificate of designation provides that each preferred share is convertible at the holder’s option into 130 common shares.

In order to effect a conversion of preferred shares, a holder must deliver a notice of conversion to Foster Wheeler Ltd. Upon receipt by Foster Wheeler Ltd. of the notice of conversion, the holder’s preferred shares will immediately cease to have the rights and restrictions of a preferred share, and the holder will simultaneously receive common shares in accordance with the terms outlined above. We delivered a copy of the form of notice of conversion to each holder of preferred shares on November 15, 2004. We will also deliver a copy of such notice at any time at the request of a holder of preferred shares. Upon such a conversion of the preferred shares, the number of authorized preferred shares will decrease and the number of authorized, issued and outstanding common shares will increase by a proportionate amount.

Voting Rights.  The preferred shares have no voting rights except in limited circumstances described below, or as required under Bermuda law and Foster Wheeler Ltd.’s bye-laws.

The terms of the preferred shares provide that any amendment, alteration or repeal of the terms of the memorandum of association and bye-laws or the certificate of designation relating to the preferred shares which would affect the powers, preferences or rights of the preferred shares, including but not limited to variations resulting from or in connection with any merger, amalgamation or asset sale, will require the approval of holders of at least three-fourths of the issued and outstanding preferred shares, voting as a separate class. This approval can be evidenced either by a unanimous consent in writing or by a resolution passed by the requisite majority at a meeting of the holders of the preferred shares at which a quorum consisting of at least two persons holding or representing one third of the issued and outstanding preferred shares is present.

Foster Wheeler Ltd. will cause a notice of any meeting at which holders of the preferred shares are entitled to vote to be given to each registered holder of preferred shares in accordance with its bye-laws.

Dividend Rights.  The preferred shares have the right to receive dividends, when, as and if declared by the board of directors of Foster Wheeler Ltd., and paid on the common shares on a pro rata basis, as though the preferred shares had been converted immediately prior to the declaration of such dividend. Foster Wheeler Ltd.’s board of directors may declare and pay dividends on the common shares and preferred shares or make distributions to shareholders out of contributed surplus from time to time unless there are reasonable grounds for believing that Foster Wheeler Ltd. is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. There are no restrictions on Foster Wheeler Ltd.’s ability to transfer funds, other than funds denominated by Bermuda dollars, in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preferred shares. The board of directors may declare that any dividend be paid wholly or partly by the distribution of shares of Foster Wheeler Ltd. and/or specific assets. In addition, the holders of preferred shares will be entitled to dividends as set forth below, in each case subject to Bermuda law.

Under a lockup agreement that we entered into in connection with the equity-for-debt exchange offer, we have agreed, and the certificate of designation provides:

(1)        that, within five business days following the issue date of the preferred shares (i) we shall have increased the number of directors of Foster Wheeler Ltd. from seven to eight and, until the actions described in clause (iii) of this paragraph (1) have been taken, we shall not increase the number of directors to more than eight; (ii) three of the six incumbent independent directors of Foster Wheeler Ltd. shall have resigned; and (iii) the continuing members of the board of directors of Foster Wheeler Ltd. shall have nominated and appointed four directors proposed by the holders who are party to the lockup agreement that qualify as independent directors and are reasonably acceptable to the continuing members of the board of directors. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to take any of the actions described in, or take any action prohibited under, the first sentence of this paragraph, then on the sixth business day following the issue date that occurs before the preferred shares become optionally convertible, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of the sixth business day following the issue date, if we have not taken any of the actions described in, or takes any action prohibited under, clauses (i), (ii) and (iii) of the first sentence of this paragraph, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. Notwithstanding the foregoing, we shall not be required to declare or pay any dividend under this paragraph unless the holders who were party to the lockup agreement have delivered to us the names and resumes of no less than seven potential nominees that are in each case independent of management and are reasonably expected to be reasonably acceptable to the continuing members of the board on or before the date that is two weeks prior to the date such dividends would have otherwise been required to be declared and paid. As of October 1, 2004, we had satisfied each clause of this provision.

(2)        as soon as practicable following the first issue date of the preferred shares, and in any event no later than thirty calendar days thereafter, to file a preliminary proxy statement with the Commission regarding meetings of the shareholders of Foster Wheeler Ltd. in order to recommend adoption and approval of the following actions: (A) to authorize a reverse split (i.e., consolidation) of its issued and outstanding common shares on a one-to-twenty basis; provided that such reverse split shall be effective subject to and following the shareholder votes on the matters set forth in clauses (B) and (C) hereof, (B) to approve the Par Value Reduction (as defined in the certificate of designation) and (C) to increase its authorized capital sufficient to allow conversion of the preferred shares (taking into account any outstanding warrants, options and similar rights for which common shares have been or may be separately reserved). The reverse stock split must be approved by a majority of votes cast by the shareholders as a whole and by holders of three-fourths of the issued and outstanding common shares voting as a separate class. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to file such proxy statement, then on the 31st day following the issue date, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of the 31st day following the issue date, if we have not filed such proxy statement, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. As of October 15, 2004, we had satisfied each clause of this provision.

(3)        that we will mail the proxy statement described above within five business days following the date that the Commission clears such proxy to be mailed. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to take the action described in the first sentence of this paragraph, then on the sixth day following such clearance date, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of the sixth day following such clearance date, if we have not mailed such proxy, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. As of October 29, 2004, we had satisfied this provision.

(4)        that we will convene meetings of the shareholders of Foster Wheeler Ltd. to approve the actions described in clauses (A), (B) and (C) of paragraph (2) above on or prior to November 30, 2004. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to take the action described in the first sentence of this paragraph, then on December 1, 2004, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of December 1, if we have not taken the action described in the first sentence of this paragraph, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. As of November 29, 2004, we had satisfied this provision.

(5)        that we will use our commercially reasonable best efforts to (i) list the common shares on the New York Stock Exchange or the NASDAQ Stock Market as promptly as practicable; provided that we shall not be obliged to apply for such listing until such time as we reasonably believe we meet the applicable listing criteria, (ii) to cooperate to the extent allowed by applicable laws or rules in facilitating the quotation of the preferred shares on the OTC Bulletin Board or, at such time as we meet the applicable listing criteria, to list the preferred shares on the New York Stock Exchange or the NASDAQ Stock Market; provided that we shall not be obligated to apply for such listing until such time as we reasonably believe we meet the applicable listing criteria and (iii) to cooperate to the extent allowed by applicable laws or rules in facilitating the quotation of the warrants on the OTC Bulletin Board or, at such time as we meet the applicable listing criteria, to list the warrants on the New York Stock Exchange or the NASDAQ Stock Market; provided that we shall not be obligated to apply for such listing until such time as we reasonably believe we meet the applicable listing criteria, in each case as promptly as practicable if the preferred shares have not become convertible as described above on or prior to November 30, 2004, provided that, after the preferred shares have become convertible, we have agreed not to apply to list, and if listed, to use our reasonable best efforts (which in any event shall include any action within our control) to promptly delist, the preferred shares. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to use our commercially reasonable best efforts to take such actions as may be required under clause (i) of the first sentence of this paragraph, to cooperate under clauses (ii) or (iii) of the first sentence of this paragraph as it relates to listing but not delisting of the preferred shares then on the 30th business day following the receipt of notice of such failure from the holders of 25% of the preferred shares outstanding, if such failure shall not have been cured prior to such date, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of the first such payment date, if we have not used our commercially reasonable best efforts to take such actions as may be required under clause (i) of the first sentence of this paragraph, or to cooperate under clauses (ii) or (iii) of the first sentence of this paragraph, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares.  As of June 3, 2005, we had satisfied each clause of this provision.

(6)        that we will take all steps necessary to adopt the appropriate amendments to the organizational documents of Foster Wheeler Ltd. to effect the actions described in the first sentence of paragraph (2) above, including (A) adopting board resolutions recommending such actions, (B) distributing timely notice of such meetings to its shareholders, (C) complying with applicable proxy solicitation requirements as soon as practicable, (D) if a quorum is not present on a scheduled date of any such meeting, postponing and reconvening such meeting at least twice and (E) with respect to the action described in clause (B) of paragraph (2) above, duly conveying and holding a separate general meeting of the holders of the common shares. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we fail to take such actions as may be required under the first sentence of this paragraph, then on the 30th business day following receipt of notice of such failure from the holders of 25% of the preferred shares outstanding, if such failure shall not have been cured prior to such date, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. Thereafter, on each quarterly anniversary of the first such payment date, if we have failed to take such action as may be required under the first sentence of this paragraph, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. As of November 29, 2004, we had satisfied each clause of this provision.

(7)        that (i) we will adopt the board resolution necessary to issue the common shares issuable upon conversion of the preferred shares on the date that the certificate of designation is approved in final form, with effect on the date on which the preferred shares are issued and (ii) following its adoption, we are required (x) to refrain from taking any action to impair, rescind or alter such resolution following its adoption, to at all times after our authorized capital has been increased as described in paragraph (2) above, reserve that number of common shares (taking into account any outstanding warrants, options and similar rights for which the common shares have been or may be separately reserved) sufficient to allow, and maintain sufficient share premium to effect, the conversion of the preferred shares and issuance of related common shares. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to take the action described in clause (i), or if we have failed to take or to refrain from taking, as the case may be, the actions described in clause (ii) of the first sentence of this paragraph, then on the sixth day following its failure, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of the first such payment date, if we have not taken the action described in clause (i) (or refrain from taking the action described in clause (ii)) of the first sentence of this paragraph, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. As of November 29, 2004, we had satisfied each clause of this provision.

(8)        all dividends payable on the preferred shares shall be cumulative. Without limiting any other rights of the holders under the certificate of designation (including, without limitation, the rights to receive dividends payable under the certificate of designation and the right under the lockup agreement to be paid an amount equal to any dividends not paid as required under the certificate of designation) or under the lockup agreement (including the holders’ right to specific performance thereunder), upon the default of the equivalent of six quarterly dividends on the preferred shares, the holders may, voting as a class, elect at least two members of our board of directors at each annual general meeting of Foster Wheeler Ltd., such right to continue until all dividends payable hereunder have been paid in full.

Capital Distribution.  The preferred shares will have the right to receive a pro rata share of any return or distribution by Foster Wheeler Ltd. of its share capital to holders of common shares, whether by way of a repurchase of common shares, a reduction of issued share capital, a bonus issue of shares (except any bonus issue made in accordance with and to effect the conversion rights described above) or otherwise as though the preferred shares had been converted into common shares prior to the return or distribution, whether or not the share capital has been increased and the shares have in fact become convertible.

Liquidation Rights.  The preferred shares have a liquidation preference of $0.01.

There are currently no issued and outstanding shares of Foster Wheeler Ltd. that rank senior in right of payment to the preferred shares upon liquidation, dissolution or winding up. The preferred shares rank equally with the issued and outstanding common shares of Foster Wheeler Ltd. upon liquidation, dissolution or winding up as though the preferred shares had been converted immediately prior to such liquidation, dissolution or winding up, whether or not the share capital has been increased and the shares have in fact become convertible and, as such, will share equally and ratably in the assets, if any, remaining after the payment of all of Foster Wheeler Ltd.’s debts and liabilities and the liquidation preference.

Liability for Further Calls or Assessments.  The preferred shares are duly and validly issued and are not subject to further calls or assessments.

Listing.  The preferred shares are not listed on an exchange or quoted on any national securities association.

Fractional Shares.  The preferred shares may be issued as fractional shares and Bermuda law and our bye-laws allow the transfer and sale of fractional shares.

Variation of Rights

The rights attaching to any class of shares, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of all of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority in number equal to three-fourths of the issued shares at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Any action which may be construed to constitute a variation of the rights of a class of shares including but not limited to variations resulting from or in connection with mergers, amalgamations, and asset sales, may give the holders of the affected class of shares the right to vote in respect of the variation as a separate class. The creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares. Under Bermuda law, the holders of a class of shares may also be entitled to vote separately as a class in certain other circumstances including, but not limited to, a scheme of arrangement under the Companies Act as described below. See “—Compulsory Acquisition of Shares Held by Minority Holders.”

Repurchase

Under Foster Wheeler Ltd.’s bye-laws and subject to the solvency and minimum capital requirements of the Companies Act, Foster Wheeler Ltd. may purchase any issued common shares or preferred shares in the circumstances and on the terms as are agreed by Foster Wheeler Ltd. and the holders of common shares or preferred shares, as applicable, from time to time. No repurchase may be effected if there are reasonable grounds for believing that Foster Wheeler Ltd. is, or after effecting the repurchase would be, unable to pay its liabilities as they become due. A repurchase of more than 10% of the shares from a shareholder for more than market value requires the prior approval of the board of directors and the holders of a majority of all voting shares.

In September 2008, Foster Wheeler Ltd. announced a share repurchase program pursuant to which it is authorized to repurchase up to $750 million of its outstanding common shares.  As of November 21, 2008, Foster Wheeler Ltd. had utilized approximately $338 million in cash to repurchase an aggregate of 10,518,942 common shares and was authorized to use up to approximately $412 million of additional cash to repurchase common shares under the program.

Transfer of Shares

Foster Wheeler Ltd.’s fully paid shares are transferable by a transfer form signed by the transferor and delivered to Foster Wheeler Ltd. or its transfer agent together with the certificate, if any, for such shares. Foster Wheeler Ltd.’s board of directors may refuse to register, or otherwise restrict, the transfer of any share if the board believes that the transfer would cause Foster Wheeler Ltd. to violate any applicable law or if the transfer is not in accordance with the bye-laws.

Meetings of Shareholders

Foster Wheeler Ltd. must convene at least one general meeting of shareholders each calendar year. A general meeting of shareholders may be called by Foster Wheeler Ltd.’s board of directors and a special meeting of shareholders must be called upon the request of not less than 10% of Foster Wheeler Ltd.’s voting shares. Foster Wheeler’s bye-laws require not more than 60 and at least 10 days’ notice of an annual general meeting must be given to each shareholder entitled to vote at such meeting, and not less than 30 nor more than 60 days’ notice of a special general meeting must be given. The quorum required for a general meeting of shareholders is one or more persons present in person and representing in person or by proxy in excess of 50% of Foster Wheeler Ltd.’s issued voting shares.

Access to Books and Records and Dissemination of Information

Members of the general public have the right to inspect the public documents of Foster Wheeler Ltd. at the office of the Registrar of Companies in Bermuda. These documents include the memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. Shareholders may inspect Foster Wheeler Ltd.’s bye-laws, minutes of general meetings and the audited financial statements, which must be presented at the annual general meeting. The register of members is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. The register of members must be open for inspection for not less than two hours in any business day (but may be closed for not more than thirty days in a year). Foster Wheeler Ltd.’s register of directors and officers is maintained at its registered office in Bermuda and is open for inspection for not less than two hours in any business day by members of the public without charge.

Election and Removal of Directors

Foster Wheeler Ltd.’s board of directors may consist of between three and twenty directors. The number of directors within such range is fixed from time to time by the board. Foster Wheeler Ltd.’s board of directors resolved that, as of May 6, 2008, the board of directors would be comprised of ten directors and as of December 5, 2008, there were nine directors. The board is divided into three classes that are, as nearly as possible, of equal number. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting.

Any shareholder wishing to nominate for election as a director someone who is not nominated by Foster Wheeler Ltd.’s board of directors must give notice of the intention to nominate the person for election. Such notice must be given not less than one-hundred and twenty days before release of Foster Wheeler Ltd.’s proxy statement in connection with the previous year’s annual general meeting.

A director may be removed, with cause, by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote for the election of directors, provided notice is given to the director of the shareholders meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. Under Foster Wheeler Ltd.’s bye-laws, the board of directors is responsible to fill vacancies on the board and any newly created directorships.

Amendment of Memorandum of Association and Bye-laws

Foster Wheeler Ltd.’s memorandum of association may be amended by a resolution passed at a duly called general meeting of shareholders. Upon compliance with applicable Bermuda law, amendments to the memorandum of association may be subjected to review by a Bermuda court by dissenting shareholders holding not less than 20% of the par value of Foster Wheeler Ltd.’s issued capital or any class thereof.

Foster Wheeler Ltd.’s bye-laws may be amended by resolutions of the board of directors and shareholders, or by the unanimous vote of the shareholders without prior approval of the board. Any proposed amendment to the bye-law relating to removal of directors, however, must be approved by the board and the affirmative vote of at least 75% of the shareholders. Any amendment to vary the rights attached to a class of shares must comply with the bye-law relating to a variation of class rights.

Any amendment, alteration or repeal of the terms of the memorandum of association and bye-laws which would affect the powers, preferences or special rights of the preferred shares or vary the rights of the common shares will require the approval of holders of at least three-fourths of the outstanding affected class of shares, voting as a separate class. This approval can be evidenced either by a unanimous consent in writing or by a resolution passed at a meeting of the holders of the affected class of shares at which a quorum consisting of at least two persons holding or representing one third of the issued and outstanding affected class of shares is present.

Amalgamations and Business Combinations

Foster Wheeler Ltd.’s bye-laws provide that a merger or an amalgamation must be approved by 66 2/3% of the votes cast at a general meeting of the shareholders at which the quorum shall be one or more persons representing more than 50% of the issued voting shares.

Certain business combinations (which include an amalgamation) entered into with a shareholder that beneficially owns, directly or indirectly, 20% or more of the voting shares of Foster Wheeler Ltd. that have not been approved by the board of directors prior to the acquisition date of such holding must be approved by the holders of a majority of the voting shares that are not held by such shareholder, its affiliates or associates, at a meeting held no earlier than five years following such acquisition date.

Appraisal Rights and Shareholder Suits

A shareholder who is not satisfied that fair value has been offered for such shareholder’s shares on an amalgamation may apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company if the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. A Bermuda court would also be expected to review acts that are alleged to constitute a fraud against the minority shareholders or any act which requires the approval of a greater percentage of the shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Capitalization of Profits and Reserves

Pursuant to Foster Wheeler Ltd.’s bye-laws, the board of directors may capitalize any part of the amount of its share premium or other reserve accounts or any amount credited to its profit and loss account or otherwise available for distribution by applying such sum in paying up (1) unissued shares to be allotted as fully paid bonus shares pro-rata to the shareholders or any class thereof or (2) in full or partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar and Transfer Agent

Mellon Investor Services LLC serves as registrar and transfer agent of Foster Wheeler Ltd. in the United States.

Untraced Shareholders

Foster Wheeler Ltd.’s bye-laws provide that the board of directors may forfeit any dividend or bonuses which remain unclaimed for six years from the date of declaration.

Compulsory Acquisition of Shares Held by Minority Holders

The shares of minority holders may be acquired by certain statutory procedures under the Companies Act including upon the approval of an arrangement with shareholders in a court supervised process and upon the acquisition of 90% or more of the issued shares or class of shares. Such procedures include:

•                  A scheme of arrangement under the Companies Act. Such a scheme could be effected upon the agreement of Foster Wheeler Ltd. and of holders of common shares or preferred shares, representing in the aggregate a majority in number and at least 75% in value of the common or preferred shareholders present and voting at a court ordered meeting held to consider the scheme. The scheme must then be sanctioned by the Bermuda Supreme Court. If such a scheme receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares or preferred shares could be compelled to sell their shares under the terms of the scheme.

•                  If an acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Bermuda Supreme Court (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•                  Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Bermuda Supreme Court for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Anti-Takeover Provisions

Foster Wheeler Ltd.’s bye-laws have provisions that could have an anti-takeover effect. These provisions of the bye-laws are summarized below.

Foster Wheeler Ltd.’s board of directors is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, by the affirmative vote of the holders of two-thirds of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may only be filled by the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

Foster Wheeler Ltd.’s board of directors consists of not less than three nor more than twenty persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be elected.

At any annual general meeting of shareholders, the only business that may be conducted is as shall have been brought before the meeting by or at the direction of the board or by any shareholder who complies with certain notice procedures. To be timely for inclusion in Foster Wheeler Ltd.’s proxy statement, a shareholder’s notice of a shareholder proposal must be received not less than 120 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year’s annual general meeting. To be timely for consideration at the annual meeting of shareholders, a shareholder’s notice must be received no less than 45 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year’s annual meeting. Under Bermuda law, not less than one hundred shareholders, or shareholders holding at least 5% of the voting power of Foster Wheeler Ltd., may require Foster Wheeler Ltd. to give notice of a resolution that may properly be moved at an annual general meeting, or to circulate to shareholders entitled to notice of any meeting a statement with respect to any proposed resolution or business to be dealt with at that meeting.

Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Foster Wheeler Ltd.’s common shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of voting shares. Under the bye-laws, special general meetings may only be called by a majority of the entire board of directors. Under Bermuda law, a special general meeting must also be called upon the request of shareholders holding at least 10% of the paid up capital of a company carrying the right to vote. The bye-laws of Foster Wheeler Ltd. provide that any action to be taken at such a shareholder meeting would require the approval of 100% of the shares eligible to vote at such meeting.

Foster Wheeler Ltd.’s board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to from time to time issue any other classes or series of shares with the designations, rights, preferences, limitations and voting rights, if any, as they consider fit. The board of directors could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the voting shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Certain business combinations between Foster Wheeler Ltd. and an interested member are prohibited. Specifically, business combinations between an interested member and Foster Wheeler Ltd. are prohibited for a period of five years after the time the interested member acquires 20% or more of the outstanding voting shares, unless the business combination or the transaction resulting in the person becoming an interested member is approved by the board of directors prior to the date the interested member acquires 20% or more of the outstanding voting shares.

“Business combinations” is defined broadly to include amalgamations or consolidations with Foster Wheeler Ltd. or its subsidiaries, sales or other dispositions of assets having an aggregate value of 10% or more of the aggregate market value of the consolidated assets, aggregate market value of all outstanding shares, consolidated earning power or consolidated net income of Foster Wheeler Ltd., adoption of a plan or proposal for liquidation and most transactions that would increase the interested member’s proportionate share ownership in Foster Wheeler Ltd.

“Interested member” is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 20% or more of the issued voting shares of Foster Wheeler Ltd.

Certain Provisions of Bermuda Law

Foster Wheeler Ltd. has been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes.  This designation allows Foster Wheeler Ltd. to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on its ability to transfer funds, other than funds denominated in Bermuda dollars, in and out of Bermuda or to pay dividends to United States residents who are holders of Foster Wheeler Ltd.’s shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all the shares of Foster Wheeler Ltd. to and between nonresidents of Bermuda for exchange control purposes, provided a class of shares of Foster Wheeler Ltd. are: (1) listed on an appointed stock exchange, which includes The Nasdaq Stock Market, Inc.; (2) quoted in the “Pink Sheets”; or (3) quoted on the OTC Bulletin Board. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to performance or creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of Foster Wheeler Ltd.’s business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity, for example as a trustee, certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, Foster Wheeler Ltd. is not bound to investigate or see to the execution of any such trust. Foster Wheeler Ltd. will take no notice of any trust applicable to any of its shares, whether or not it has been notified of such trust.

DESCRIPTION OF THE WARRANTS

Each Class A warrant, upon the circumstances described in this prospectus, entitles its owner to purchase a specified number of common shares, as described in this section, for $4.689 per common share issuable thereunder. The Class A warrants are currently exercisable.

Exercise of Warrants

A Class A warrant may be exercised by completing and signing the appropriate form on the Class A warrant and mailing or delivering the Class A warrant to Mellon Investor Services LLC, the warrant agent, in time to reach the warrant agent by the expiration date of the Class A warrants, accompanied by payment of the full exercise price. Payment of the exercise price must be made in United States funds (by certified check, cash or bank draft) payable to the order of Foster Wheeler Ltd. Common shares will be issued as soon as practicable after exercise and payment of the exercise price.

The Class A warrants are currently exercisable, subject to the satisfaction of the conditions described above, and must be exercised on or before September 24, 2009, subject to extension as described below under “—Shelf Registration.”

Common Shares Issuable under the Warrants

We have reserved a sufficient number of common shares for issuance upon exercise of the warrants, and such common shares, when issued in accordance with the terms of the warrants, will be fully paid and non assessable.

Each Class A warrant is exercisable for approximately 3.3682 common shares, subject to adjustment. See “—Dilution.”

Dilution

As long as any Class A warrants remain outstanding, common shares to be issued upon the exercise of Class A warrants will be adjusted in the event of one or more splits, consolidations, amalgamation, subdivisions, readjustments or reclassifications. In the event of any of the foregoing, the remaining number of common shares still subject to the Class A warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of common shares outstanding and the exercise price per share shall be decreased or increased as the case may be in the same proportion. The Class A warrants contain provisions protecting against dilution resulting from the sale of additional common shares at a price less than the exercise price of the Class A warrants.

Voting and Dividends

The holders of the Class A warrants as such are not entitled to vote, to receive dividends or to exercise any of the rights of holders of shares of common shares for any purpose until such Class A warrants shall have been duly exercised and payment of the exercise price shall have been made.

Shelf Registration

We have agreed to use our best efforts to maintain, at all times during which the warrants are exercisable, the registration statement of which this prospectus is a part relating to the offer and sale of common shares underlying the Class A warrants for the benefit of the warrant holders. In certain circumstances, the exercisability of the warrants may be suspended. The expiration date of the warrants will be extended for a period equal to the aggregate time during which a registration statement is not available to the holders of the Class A warrants once they become exercisable. In addition, if the registration statement is unavailable at any time during the 30 business days preceding the expiration date, then the expiration date will be extended so that the registration statement is available during the 30 consecutive business days preceding the expiration date as so extended. We will promptly notify the holders of the Class A warrants of any extensions.

Global Form

The Class A warrants were issued initially in book entry form under a global warrant certificate issued to the Depository Trust Company, or DTC, pursuant to a warrant agreement between us and Mellon Investor Services LLC, as the warrant agent. Beneficial interests in the global warrant certificate may be exchanged for warrant certificates in definitive form by the holder of such interest upon receipt by the warrant agent of written instructions or other form of instructions as is customary for the DTC. We initially appointed the principal office of the warrant agent as the location at which warrants may be surrendered for exercise, transfer or exchange.

Warrant Agent

Mellon Investor Services LLC has been appointed as the warrant agent under the warrant agreement governing the Class A warrants.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax considerations of the acquisition and ownership of common shares (which we refer to as shares) to holders who hold such shares as capital assets and who acquire such shares upon the exercise of the Class A warrants (which we refer to as warrants) also held as capital assets. This description does not purport to address the potential tax considerations that may be material to a holder based on his or her particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

•                  financial institutions;

•                  insurance companies;

•                  real estate investment trusts;

•                  regulated investment companies;

•                  grantor trusts;

•                  tax-exempt organizations;

•                  dealers or traders in securities or currencies;

•                  holders that hold shares as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

•                  holders that actually or constructively own or will own 10 percent or more of our voting stock; or

•                  a Non-U.S. Holder (as defined below) that is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition and ownership of shares. Holders should consult their tax advisors with respect to the application of the U.S. tax laws, to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of shares who for U.S. federal income tax purposes is:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) its administration is subject to the primary supervision of a court within the United States and (b) one or more United States persons have the authority to control all of its substantial decisions.

A Non-U.S. Holder is a beneficial owner of shares that is not a United States person and not a partnership for U.S. federal income tax purposes. If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the shares, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

U.S. Holders

Ownership of Common Shares

Exercise of Warrants

Gain or loss generally will not be recognized by a U.S. Holder upon the exercise of warrants. The basis of a U.S. Holder in common shares acquired pursuant to the exercise of a warrant will equal the sum of the holder’s basis in the warrant plus the exercise price paid to acquire those shares. The holder’s holding period for the shares will begin on the day following the date of exercise.

Distributions

We have no intention of paying any cash dividends on our common shares in the foreseeable future.  If we were to pay cash dividends in the future on our common shares, they would be subject to U.S. federal income tax in the manner described below.

Subject to the passive foreign investment company rules discussed below, if you are a U.S. Holder, the gross amount of any distribution made to you with respect to your shares would be includible in your income as dividend income to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, such cash dividends would not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders with respect to cash dividends received from a U.S. corporation.  To the extent, if any, that the amount of any distribution exceeded our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it would be treated first as a tax-free return of your adjusted tax basis in your shares and thereafter as capital gain.  We do not maintain calculations of earnings and profits under U.S. federal income tax principles.

If you are a U.S. Holder, subject to the succeeding sentence, any cash dividends paid to you with respect to your shares would generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation.  However, as long as 50 percent or more of our stock, by vote or value, is actually or constructively owned by U.S. Holders, a portion of such cash dividends would (subject to a de minimis exception) be treated as U.S. source income to the extent paid out of earnings and profits from U.S. sources.  The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.  For this purpose, any dividends we distribute generally will constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.”  Special rules apply in determining the foreign tax credit limitation with respect to dividend income that is subject to a reduced rate of tax (as described below).

Effective for tax years through 2010, certain dividend income received by non-corporate U.S. taxpayers from domestic corporations or “qualified foreign corporations” is eligible to be taxed at reduced rates, subject to a holder’s satisfaction of certain significant holding period and other applicable requirements.  Cash dividends paid by a foreign corporation (other than a passive foreign investment company) that is not otherwise a qualified foreign corporation are treated as paid by a qualified foreign corporation if the stock with respect to which the cash dividend is paid is listed on a registered national securities exchange or on the NASDAQ National Market.  Our common shares are currently listed on the NASDAQ Global Select Market.  Accordingly, cash dividends, if any, paid by us on our common shares for tax years through 2010 would be eligible to be taxed at reduced rates if our common shares are listed on the NASDAQ Global Select Market at the time the cash dividends are paid and we are not a passive foreign investment company.  As described above, we do not anticipate paying any cash dividends on our common shares in the foreseeable future.

Sale or Exchange of Common Shares

If you are a U.S. Holder, you generally will recognize gain or loss on the sale or exchange of your shares equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in your shares.

Subject to the passive foreign investment company rules discussed below, any gain or loss recognized on the sale or exchange of shares generally will be capital gain or loss. Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by you generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

We believe that we are not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, and thus that the shares should not be treated as stock of a PFIC.  This conclusion, however, is a factual determination that is made annually and thus is uncertain and may be subject to change. If the shares were treated as stock of a PFIC, gain realized on the sale or other disposition of the shares would in general not be treated as capital gain. Instead, you would be treated as if you had realized such gain, as well as certain “excess distributions” (if any) received on the shares, ratably over your holding period for the shares and the warrants, as calculated for purposes of the PFIC rules, and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, and subject to an interest charge in respect of the tax attributable to each such year.

In addition, cash dividends, if any, paid by us in any taxable year in which we are a PFIC would not be eligible to be taxed at reduced rates as described above under “Distributions,” even if they otherwise would qualify for such reduced rates.

Non-U.S. Holders

Ownership of Common Shares

Subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, any dividends on shares paid to you generally would not be treated as effectively connected with the conduct of a trade or business in the United States and would be exempt from U.S. federal income tax, including withholding tax, unless you:

•                  have an office or other fixed place of business in the United States to which the dividend income is attributable, and

•                  derive the dividend income in the active conduct of a banking, financing or similar business within the United States.

In addition, subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” you generally will not be subject to U.S. federal income or withholding tax on any income or gain realized on the sale, exchange or other disposition of shares unless:

•                  such income or gain is effectively connected with your conduct of a trade or business in the United States; or

•                  you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale, exchange or other disposition and certain other conditions are met.

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the shares and proceeds from the sale or exchange of shares made within the United States to a holder, other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. If information reporting applies to any such payment, the payment will also be subject to backup withholding tax if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of shares. You should consult your own tax advisor concerning the tax consequences to you, in your particular situation, of owning common shares.

PLAN OF DISTRIBUTION

This prospectus relates to up to 609,557 common shares to be offered from time to time upon exercise of Foster Wheeler Ltd.’s Class A warrants, and such indeterminate number of additional common shares that may be issuable by reason of the anti-dilution provisions contained in the warrant agreement.

Foster Wheeler Ltd. will issue or cause to be delivered the common shares to which this prospectus relates to holders of Class A warrants upon the exercise of such Class A warrants. No underwriters, dealers or agents will participate in the distribution of the common shares.

LEGAL MATTERS

The validity of the common shares will be passed upon by special Bermuda counsel, Conyers Dill & Pearman.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information included in the registration statement. For further information about us, the Class A warrants and our common shares, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements in this prospectus concerning the contents of any document filed as an exhibit to the registration statement are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. These filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below, and any documents we file in the future with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that we have registered for sale under the registration statement of which this prospectus forms a part:

•                  Our Annual Report on Form 10-K for the year ended December 28, 2007 filed on February 26, 2008;

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 filed on May 7, 2008;

•                  Our Quarterly Report on Form 10-Q for the quarter ended June 27, 2008 filed on August 6, 2008;

•                  Our Quarterly Report on Form 10-Q for the quarter ended September 26, 2008 filed on November 5, 2008;

•                  Our Current Reports on Form 8-K filed on January 8, 2008, February 4, 2008, February 28, 2008, May 12, 2008, June 20, 2008, August 7, 2008, September 16, 2008, October 14, 2008 and November 5, 2008; and

•                  The description of our common shares contained in our Registration Statement on Form 8-A filed on May 31, 2005 (File No. 000-50740).

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at:

Foster Wheeler Ltd.
Perryville Corporate Park

Clinton, New Jersey 08809-4000
Attn: Peter J. Ganz
Telephone: (908) 730-4000
Facsimile: (908) 730-5300

ENFORCEMENT OF CIVIL LIABILITIES

Foster Wheeler Ltd. is a Bermuda company.  As a result, it may be difficult for you to effect service of process within the United States or to enforce judgments obtained against it in United States courts.  Foster Wheeler Ltd. has irrevocably agreed that it may be served process with respect to actions based on offers and sales of securities made in the United States by having Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000, be the United States agent appointed for that purpose.

Foster Wheeler Ltd. has been advised by Bermuda special counsel, Conyers Dill & Pearman, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. It has also been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages may be the subject of an action in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

(1)        the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and

(2)        the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law.

A Bermuda court may impose civil liability on Foster Wheeler Ltd. or its directors or officers in a suit brought in the Supreme Court of Bermuda against it or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Foster Wheeler since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

FOSTER WHEELER LTD.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by Foster Wheeler Ltd. in connection with the issuance and distribution of the common shares being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Amount to Be Paid
Securities and Exchange Commission registration fee	$543
Legal fees and expenses	75,000
Accounting fees and expenses	12,500
Miscellaneous	457
Total	$88,500

Item 15. Indemnification of Directors and Officers.

Foster Wheeler Ltd.

Foster Wheeler Ltd. is a Bermuda company. Section 98 of the Companies Act of 1981 of Bermuda (the “Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company (although Foster Wheeler Ltd. has not agreed to indemnify its auditors even though permitted by Bermuda law). Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

Foster Wheeler Ltd. has adopted provisions in its bye-laws that provide that it shall indemnify its respective officers and directors in respect of their actions and omissions, except in respect of their fraud, dishonesty or willful misconduct, and it maintains liability insurance covering its directors and officers and those of its subsidiaries. Our bye-laws provide that our shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Item 16. Exhibits.

Exhibit No.	Description

4.1	Memorandum of Association of Foster Wheeler Ltd. (Filed as Annex II to Foster Wheeler Ltd.’s Form S-4/A (File No. 333-52468) filed on March 9, 2001 and incorporated herein by reference.)

4.2

Memoranda of Reduction of Share Capital and Memorandum of Increase in Share Capital each dated December 1, 2004. (Filed as Exhibit 99.2 to Foster Wheeler Ltd.’s Form 8-K, dated November 29, 2004 and filed on December 2, 2004, and incorporated herein by reference.)

4.3

Certificate of Designation relating to Foster Wheeler Ltd.’s Series B Convertible Preferred Shares, adopted on September 24, 2004. (Filed as Exhibit 3.1 to Foster Wheeler Ltd.’s Form 10-Q for the quarter ended September 24, 2004, and incorporated herein by reference.)

4.4	Bye-laws of Foster Wheeler Ltd. amended May 9, 2006 (Filed as Exhibit 3.2 to Foster Wheeler Ltd.’s Form 8-K, dated May 9, 2006 and filed May 12, 2006 and incorporated herein by reference.)

4.5

Memorandum of Increase of Share Capital dated February 7, 2008. (Filed as Exhibit 3.5 to Foster Wheeler Ltd.’s Form 10-K for the fiscal year ended December 28, 2007, and incorporated herein by reference.)

4.6

Registration Rights Agreement dated as of September 24, 2004 relating to offering of common shares, preferred shares, warrants and senior secured notes. (Filed as Exhibit 4.5 to Foster Wheeler Ltd.’s registration statement on Form S-4 (File No. 333-119841) filed on October 20, 2004 and incorporated herein by reference.)

4.7

Waiver of the Registration Rights Agreement, dated as of February 2, 2006, by and among Foster Wheeler Ltd., Foster Wheeler LLC, on behalf of themselves and the subsidiary guarantors and Citigroup Global Capital Markets Inc. (Filed as Exhibit 10.13 to Foster Wheeler Ltd.’s Form 10-K for the fiscal year ended December 30, 2005, filed on March 3, 2006, and incorporated herein by reference.)

4.8

Waiver of the Registration Rights Agreement, dated as of February 2, 2006, by and among Foster Wheeler Ltd., Foster Wheeler LLC, on behalf of themselves and the subsidiary guarantors and Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch International Investment Fund-MLIIF Global Allocation Fund, Merrill Lynch Variable Series Fund, Inc.-Merrill Lynch Global Allocation V.I. Fund, and Merrill Lynch Series Funds, Inc.-Global Allocation Strategy Portfolio. (Filed as Exhibit 10.14 to Foster Wheeler Ltd.’s Form 10-K for the fiscal year ended December 30, 2005, filed on March 3, 2006, and incorporated herein by reference.)

4.9	Form of Common Share Certificate (Filed as Exhibit 4.2 to Foster Wheeler Ltd.’s current report on Form 8-K filed on May 25, 2001 and incorporated herein by reference.)

4.10

Warrant Agreement between Foster Wheeler Ltd. and Mellon Investor Services LLC, including forms of warrant certificates (Filed as Exhibit 4.10 to Foster Wheeler Ltd.’s registration statement on Form S-3 (File No. 333-120076) filed on December 21, 2004 and incorporated by reference herein.)

5.1	Opinion of Conyers Dill & Pearman as to the legality of the common shares

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.3	Consent of Analysis, Research & Planning Corporation

23.4	Consent of Peterson Risk Consulting LLC

24.1	Power of Attorney (included in the signature pages to this registration statement)

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of New Jersey, on December 5, 2008.

FOSTER WHEELER LTD.

By:	/s/ Franco Baseotto
	Name:	Franco Baseotto
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Foster Wheeler Ltd., a Bermuda company, do hereby constitute and appoint Raymond J. Milchovich, Franco Baseotto and Peter J. Ganz, and each of them individually, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which such attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable such corporation to comply with the Securities Act of 1933, as amended, any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement and the Bermuda Companies Act 1981. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement (and each Prospectus contained therein), to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all such attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Raymond J. Milchovich	Chairman and Chief Executive	December 2, 2008
Raymond J. Milchovich	Officer (Principal Executive Officer)

/s/ Franco Baseotto	Executive Vice President, Chief	December 1, 2008
Franco Baseotto	Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Lisa Z. Wood	Vice President and Controller	December 1, 2008
Lisa Z. Wood	(Principal Accounting Officer)

/s/ Eugene D. Atkinson	Director	December 2, 2008
Eugene D. Atkinson

/s/ Steven J. Demetriou	Director	December 1, 2008
Steven J. Demetriou

/s/ Robert C. Flexon	Director	December 1, 2008
Robert C. Flexon

/s/ Jack A. Fusco	Director	December 4, 2008
Jack A. Fusco

/s/ Edward G. Galante	Director	December 2, 2008
Edward G. Galante

/s/ Stephanie Hanbury-Brown	Director	December 4, 2008
Stephanie Hanbury-Brown

/s/ Maureen B. Tart-Bezer	Director	December 4, 2008
Maureen B. Tart-Bezer

/s/ James D. Woods	Director	December 1, 2008
James D. Woods

EXHIBIT INDEX

Exhibit No.	Description

4.1	Memorandum of Association of Foster Wheeler Ltd. (Filed as Annex II to Foster Wheeler Ltd.’s Form S-4/A (File No. 333-52468) filed on March 9, 2001 and incorporated herein by reference.)

4.2

Memoranda of Reduction of Share Capital and Memorandum of Increase in Share Capital each dated December 1, 2004. (Filed as Exhibit 99.2 to Foster Wheeler Ltd.’s Form 8-K, dated November 29, 2004 and filed on December 2, 2004, and incorporated herein by reference.)

4.3

Certificate of Designation relating to Foster Wheeler Ltd.’s Series B Convertible Preferred Shares, adopted on September 24, 2004. (Filed as Exhibit 3.1 to Foster Wheeler Ltd.’s Form 10-Q for the quarter ended September 24, 2004, and incorporated herein by reference.)

4.4	Bye-laws of Foster Wheeler Ltd. amended May 9, 2006 (Filed as Exhibit 3.2 to Foster Wheeler Ltd.’s Form 8-K, dated May 9, 2006 and filed May 12, 2006 and incorporated herein by reference.)

4.5

Memorandum of Increase of Share Capital dated February 7, 2008. (Filed as Exhibit 3.5 to Foster Wheeler Ltd.’s Form 10-K for the fiscal year ended December 28, 2007, and incorporated herein by reference.)

4.6

Registration Rights Agreement dated as of September 24, 2004 relating to offering of common shares, preferred shares, warrants and senior secured notes. (Filed as Exhibit 4.5 to Foster Wheeler Ltd.’s registration statement on Form S-4 (File No. 333-119841) filed on October 20, 2004 and incorporated herein by reference.)

4.7

Waiver of the Registration Rights Agreement, dated as of February 2, 2006, by and among Foster Wheeler Ltd., Foster Wheeler LLC, on behalf of themselves and the subsidiary guarantors and Citigroup Global Capital Markets Inc. (Filed as Exhibit 10.13 to Foster Wheeler Ltd.’s Form 10-K for the fiscal year ended December 30, 2005, filed on March 3, 2006, and incorporated herein by reference.)

4.8

Waiver of the Registration Rights Agreement, dated as of February 2, 2006, by and among Foster Wheeler Ltd., Foster Wheeler LLC, on behalf of themselves and the subsidiary guarantors and Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch International Investment Fund-MLIIF Global Allocation Fund, Merrill Lynch Variable Series Fund, Inc.-Merrill Lynch Global Allocation V.I. Fund, and Merrill Lynch Series Funds, Inc.-Global Allocation Strategy Portfolio. (Filed as Exhibit 10.14 to Foster Wheeler Ltd.’s Form 10-K for the fiscal year ended December 30, 2005, filed on March 3, 2006, and incorporated herein by reference.)

4.9	Form of Common Share Certificate (Filed as Exhibit 4.2 to Foster Wheeler Ltd.’s current report on Form 8-K filed on May 25, 2001 and incorporated herein by reference.)

4.10

Warrant Agreement between Foster Wheeler Ltd. and Mellon Investor Services LLC, including forms of warrant certificates (Filed as Exhibit 4.10 to Foster Wheeler Ltd.’s registration statement on Form S-3 (File No. 333-120076) filed on December 21, 2004 and incorporated by reference herein).

5.1	Opinion of Conyers Dill & Pearman as to the legality of the common shares

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.3	Consent of Analysis, Research & Planning Corporation

23.4	Consent of Peterson Risk Consulting LLC

24.1	Power of Attorney (included in the signature pages to this registration statement)